Exhibit 5.1
[Sidley Austin LLP Letterhead]
June 16, 2008
Broadpoint Gleacher Securities Group, Inc.
12 East 49th Street, 31st Floor
New York, NY 10017
Re:	5,000,000 Shares of Common Stock, par value $0.01 per share
Ladies and Gentlemen:
     We have acted as counsel to Broadpoint Gleacher Securities Group, Inc., a New York corporation (the “Company”), and have participated in the preparation by the Company of the Registration Statement on Form S-8 (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of an aggregate of an additional 5,000,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Additional Plan Shares”), to be issued under the Broadpoint Gleacher Securities Group, Inc. 2007 Incentive Compensation Plan (the “Plan”).
     In rendering this opinion letter, we have examined and relied upon a copy of the Registration Statement and the exhibits filed therewith (including the Plan). We have also examined and relied upon originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of governmental officials and other instruments, and have examined such questions or law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.
     Based on the foregoing, and subject to the qualifications and limitations hereinafter set forth, we are of the opinion that:
     1. The Company is duly incorporated and validly existing under the laws of the State of New York.
     2. Each Additional Plan Share that is newly issued under the Plan will be validly issued, fully paid and nonassessable when (i) the Company’s shareholders having approved the Additional Plan Shares to be issued under the Plan; (ii) the Company’s Board of Directors or a duly authorized committee thereof shall have duly adopted final resolutions authorizing the issuance and sale of such Additional Plan Share as contemplated by the Plan; and (iii) such Additional Plan Share shall have been duly delivered upon payment of the agreed consideration therefor (not less than the par value thereof) determined in accordance with the terms of the Plan.
     The foregoing opinion is limited to matters arising under the Business Corporation Law of the State of New York.

     We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or “blue sky” laws of the various states or the District of Columbia to the issuance or sale of the Additional Plan Shares.
     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to Sidley Austin llp included in or made a part of the Registration Statement or related prospectuses. In giving the foregoing consent, however we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the related rules promulgated by the SEC thereunder.
     The opinion herein is expressed and made as of the date hereof and we assume no obligation to advise the Company or any other person of changes in law or fact or other circumstances (or the effect thereof on the opinion herein) that may come to our attention after such date.
     The opinion is rendered solely to the Company and for its benefit in connection with the registration of the Additional Plan Shares pursuant to the Registration Statement.
Very truly yours,
/s/ Sidley Austin llp